Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 3, 2010, (except for Note 16, as to which the date is October 18, 2010), with respect to the financial statements of The Fresh Market, Inc. contained in the Registration Statement on Form S-1 (File No. 333-166473), filed on November 4, 2010, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8 and to the use of our name as it appears under the caption “Experts” in such Registration Statement.

/s/ Grant Thornton LLP

Raleigh, North Carolina

November 4, 2010